Exhibit 99.1
News Release
Novelis Reports Fourth Quarter and Full Fiscal Year 2026 Results

Q4 Fiscal Year 2026 Highlights
•Net loss attributable to our common shareholder of $84 million, compared to a net income attributable to our common shareholder of $294 million in the prior year, impacted by Oswego, U.S., plant fires in September and November. Net income attributable to our common shareholder, excluding special items, was $227 million, down 13% YoY
•Oswego production interruptions caused rolled product shipments to be an estimated 73 kilotonnes lower than expected, resulting in an estimated negative $53 million impact on Adjusted EBITDA; Net loss was additionally impacted by $577 million in pre-tax losses related to the fires
•Adjusted EBITDA of $459 million, down 3% YoY
•Rolled product shipments of 844 kilotonnes, down 12% YoY
•Adjusted EBITDA per tonne shipped of $544, up 10% YoY
•Oswego hot mill expected to restart ahead of expectations

Full Fiscal Year 2026 Highlights
•Net income attributable to our common shareholder of $15 million, down 98% YoY; Net income attributable to our common shareholder, excluding special items, was $476 million, down 38% YoY
•Oswego production interruptions caused rolled product shipments to be an estimated 145 kilotonnes lower than expected, resulting in an estimated negative $104 million impact on Adjusted EBITDA; Net loss was additionally impacted by $925 million in pre-tax losses related to the fires, net of insurance recoveries
•Adjusted EBITDA of $1.6 billion, down 9% YoY, impacted by an estimated negative $104 million from the Oswego fires and $143 million from tariffs
•Rolled product shipments of 3,557 kilotonnes, down 5% YoY
•Adjusted EBITDA per tonne shipped of $462, down 4% YoY
•Began commissioning the cold mill at our new U.S. greenfield plant in Bay Minette in March

ATLANTA, May 19, 2026 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported fourth quarter and full fiscal year 2026 results.
“We begin the new fiscal year energized by the strength of the underlying business and confident in our ability to capture strong market demand for high-recycled-content, low carbon aluminum," said Steve Fisher, president and CEO, Novelis Inc. “At the same time, we are firmly focused on execution - serving our customers, commissioning our state-of-the-art aluminum plant in Bay Minette, and safely restarting Oswego within the next few weeks, well ahead of our previous estimate of end of June."
Fourth Quarter Fiscal Year 2026 Financial Highlights
Net sales for the fourth quarter of fiscal year 2026 increased 4% versus the prior year period to $4.8 billion, mainly driven by higher average aluminum prices, partially offset by a 12% decrease in total rolled product shipments to 844 kilotonnes. Lower shipments were driven by Oswego production disruption and softness in some specialties markets due to geo-political conditions.
Net loss attributable to our common shareholder was $84 million in the fourth quarter of fiscal year 2026, compared to a net income attributable to our common shareholder of $294 million in the prior year period. The decrease was due primarily to $630 million in pre-tax net losses related to the Oswego fires, partially offset by favorable metal price lag resulting from rising average local market aluminum premiums. Net income attributable to our common shareholder, excluding special items, was down 13% year-over-year to $227 million. Adjusted EBITDA decreased 3% year-over-year to $459 million in the fourth quarter of fiscal year 2026, impacted by an estimated negative $53 million resulting from production interruptions at Oswego and a net negative tariff impact, partially offset by lower aluminum scrap prices and higher Sierre flood insurance recoveries.
Full Year Fiscal Year 2026 Results
Net sales increased 7% versus the prior year to $18.4 billion in fiscal year 2026, primarily driven by higher average aluminum prices, partially offset by a 5% decrease in rolled product shipments to 3,557 kilotonnes due mainly to the Oswego fires.
Fiscal 2026 net income attributable to our common shareholder decreased 98% versus the prior year to $15 million, primarily driven by the Oswego fires, restructuring charges, and unrealized derivative losses in the current year compared to gains in the prior year, partially offset by a favorable change in metal price lag. Net income attributable to our common shareholder, excluding special items, was down 38% year-over-year to $476 million. Adjusted EBITDA decreased 9% to $1.6 billion in fiscal year 2026 driven by an estimated negative $104 million resulting from the Oswego fires and $143 million from tariffs, partially offset by higher product pricing, lower SG&A costs, and favorable foreign exchange.
Net cash used in operating activities was an outflow of $193 million in fiscal year 2026, compared to a net cash inflow of $951 million in the prior year period, largely related to impacts from the Oswego fires and higher working capital from rising aluminum prices. Adjusted free cash flow was an outflow of $2.4 billion in fiscal year 2026, compared to the prior year period outflow of $737 million. The reduction in adjusted free cash flow is mainly driven by impacts from the Oswego fires and a 39% increase in total capital expenditures to $2.3 billion in fiscal year 2026, mainly related to the Company's U.S. greenfield rolling and recycling plant in Bay Minette, Alabama, which is expected to commission in the second half of this calendar year.
The Company had a net leverage ratio (Adjusted Net Debt / trailing twelve months (TTM) Adjusted EBITDA) of 4.1x at the end of the fiscal year 2026. Total liquidity stood at $2.8 billion as of March 31, 2026, consisting of $1.3 billion in cash and cash equivalents and $1.5 billion in availability under committed credit facilities.
“As anticipated, net leverage is experiencing some temporary pressure driven by the Oswego fires and capital spending at Bay Minette,” said Dev Ahuja, executive vice president and CFO, Novelis Inc. "With Oswego restarting, Bay Minette nearing completion, and continued strong business momentum, we believe we have a clear line of sight to returning to positive free cash flow by the end of fiscal 2027, setting a firm path towards deleveraging."
Update on September and November Fires at Oswego Plant
On September 16, a fire broke out at the Novelis plant in Oswego, New York. On November 20, a second significant fire occurred at the Oswego plant in a location where repair work from the September fire was taking place. Everyone working at the plant was safely evacuated and there were no injuries to employees, contractors or first responders during either event. Both fire events were contained to the hot mill area and did not impact the rest of the plant.
The Oswego plant has made strong progress in advancing recovery efforts, and commissioning activities are ramping up. We expect the hot mill to be back in service in the next few weeks, positioning us to support pent-up demand and normalize shipments over time.
Fourth Quarter and Full Fiscal Year 2026 Earnings Conference Call
Novelis will discuss its fourth quarter and full fiscal year 2026 results via a live webcast and conference call for investors at 7:00 a.m. EST/5:30 p.m. IST on Tuesday, May 19, 2026. The webcast link, presentation materials and access information can also be found at novelis.com/investors. To view slides and listen to the live webcast, visit: https://event.choruscall.com/mediaframe/webcast.html?webcastid=y7K8wuPV. To participate by telephone, participants are requested to register at: http://services.incommconferencing.com/DiamondPassRegistration/register?confirmationNumber=13760092&linkSecurityString=1eea9897f8.
About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage packaging and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $18.4 billion in fiscal year 2026. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted EBITDA per Tonne, Adjusted Free Cash Flow, Net Leverage Ratio, Net Income attributable to our common shareholder excluding Special Items, and segment information.
Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are: our confidence in a continued strong market and our ability to capture demand, and our expectations regarding future financial results, including related to our future free cash flow and leverage. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: disruptions or changes in the business or financial condition of our significant customers or the loss of their business or reduction in their requirements; impact of changes in trade policies, new tariffs, duties and other trade measures; price and other forms of competition from other aluminum rolled products producers and potential new market entrants; the competitiveness of our end-markets, and the willingness of our customer to accept substitutes for our products, including steel, plastics, composite materials and glass; our failure to realize the anticipated benefits of strategic investments; increases in the cost or volatility in the availability of primary aluminum, scrap aluminum, sheet ingot, or other raw materials used in the production of our products; risks related to the energy-intensive nature of our operations, including increases to energy costs or disruptions to our energy supplies; downturns in the automotive and ground transportation industries or changes in consumer demand; union disputes and other employee relations issues; the impact of labor disputes and strikes on our customers; loss of our key management and other personnel, or an inability to attract and retain such management and other personnel; unplanned disruptions at our operating facilities, including as a result of adverse weather phenomena, fires or other force majeure events; economic uncertainty, capital markets disruption and supply chain interruptions; unexpected impact of public health crises on our business, suppliers, and customers; risks relating to certain joint ventures, subsidiaries and assets that we do not entirely control; risks related to fluctuations in freight costs; risks related to rising inflation and prolonged periods of elevated interest rates; risks related to timing differences between the prices we pay under purchase contracts and metal prices we charge our customers; a deterioration of our financial condition, a downgrade of our ratings by a credit rating agency or other factors which could limit our ability to enter into, or increase our costs of, financing and hedging transactions; risk of rising debt service obligations related to variable rate indebtedness; adverse changes in currency exchange rates; our inability to transact in derivative instruments, or our inability to adequately hedge our exposure to price fluctuations under derivative instruments, or a failure of counterparties to our derivative instruments to honor their agreement; an adverse decline in the liability discount rate, lower-than-expected investment return on pension assets; impairments to our goodwill, other intangible assets, and other long-lived assets; tax expense, tax liabilities or tax compliance costs; risks related to the operating and financial restrictions imposed on us by the covenants in our credit facilities and the indentures governing our Senior Notes; cybersecurity attacks against, disruptions, failures or security breaches and other disruptions to our information technology networks and systems; risks of failing to comply with federal, state and foreign laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; our inability to protect our intellectual property, the confidentiality of our know-how, trade secrets, technology, and other proprietary information; risks related to our global operations, including the impact of complex and stringent laws and government regulations; risks related to global climate change, including legal, regulatory or market responses to such change; risks related to a broad range of environmental, health and safety laws and regulations; and risks related to potential legal proceedings or investigations. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026 and as the same may be updated from time to time in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the SEC.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2026	2025	2026	2025
Net sales	$4,787	$4,587	$18,434	$17,149
Cost of goods sold (exclusive of depreciation and amortization)	3,970	3,862	15,587	14,469
Selling, general and administrative expenses	172	152	697	695
Depreciation and amortization	161	152	616	575
Interest expense and amortization of debt issuance costs	64	65	265	275
Research and development expenses	25	27	93	102
Loss on extinguishment of debt, net	—	7	3	7
Restructuring and impairment expenses, net	59	7	195	53
Equity in net loss (income) of non-consolidated affiliates	1	(1)	2	(3)
Other expenses, net	534	13	960	134
	4,986	4,284	18,418	16,307
(Loss) income before income tax provision	(199)	303	16	842
Income tax (benefit) provision	(114)	9	1	159
Net (loss) income	(85)	294	15	683
Net loss attributable to noncontrolling interest	(1)	—	—	—
Net (loss) income attributable to our common shareholder	$(84)	$294	$15	$683

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	March 31, 2026	March 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$1,254	$1,036
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $7 as of March 31, 2026, and March 31, 2025)	2,538	2,073
— related parties	197	136
Inventories	4,401	3,054
Prepaid expenses and other current assets	354	234
Fair value of derivative instruments	234	176
Assets held for sale	15	6
Total current assets	8,993	6,715
Property, plant and equipment, net	8,811	6,851
Goodwill	1,079	1,074
Intangible assets, net	442	509
Investment in and advances to non–consolidated affiliates	961	912
Deferred income tax assets	359	188
Other long-term assets
— third parties	295	263
— related parties	6	3
Total assets	$20,946	$16,515
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$54	$32
Short-term borrowings	1,305	348
Accounts payable
— third parties	4,985	3,687
— related parties	334	275
Fair value of derivative instruments	824	106
Accrued expenses and other current liabilities	780	666
Total current liabilities	8,282	5,114
Long-term debt, net of current portion	6,551	5,773
Deferred income tax liabilities	139	295
Accrued postretirement benefits	485	534
Other long-term liabilities	305	284
Total liabilities	15,762	12,000
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 606,333,333 and 600,000,000 shares issued and outstanding as of March 31, 2026, and March 31, 2025, respectively	—	—
Additional paid-in capital	2,023	1,108
Retained earnings	3,770	3,755
Accumulated other comprehensive loss	(621)	(358)
Total equity of our common shareholder	5,172	4,505
Noncontrolling interest	12	10
Total equity	5,184	4,515
Total liabilities and equity	$20,946	$16,515

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Fiscal Year Ended March 31,
(in millions)	2026	2025
OPERATING ACTIVITIES
Net (loss) income	$15	$683
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	616	575
Loss (gain) on unrealized derivatives and other realized derivatives in investing activities, net	87	(44)
Gain on sale of business	(7)	—
(Gain) loss on sale of assets, net	(5)	4
Non-cash restructuring and impairment charges	92	34
Loss on extinguishment of debt, net	3	7
Deferred income taxes, net	(193)	(27)
Equity in net loss (income) of non-consolidated affiliates	2	(3)
Loss (gain) on foreign exchange remeasurement of debt	17	(2)
Amortization of debt issuance costs and carrying value adjustments	15	13
Non-cash charges related to Sierre flooding	—	42
Non-cash charges related to Oswego fires	36	—
Other, net	3	3
Changes in assets and liabilities including assets and liabilities held for sale:
Accounts receivable	(542)	(330)
Inventories	(1,300)	(579)
Accounts payable	1,150	705
Other assets	(287)	(88)
Other liabilities	105	(42)
Net cash (used in) provided by operating activities	$(193)	$951
INVESTING ACTIVITIES
Capital expenditures	$(2,343)	$(1,689)
Acquisition of business and other investments, net of cash acquired	—	(2)
Proceeds from sales of assets, third party, net of transaction fees and hedging	14	—
Proceeds from the sale of a business	6	—
Proceeds (outflows) from investment in and advances to non-consolidated affiliates, net	7	(22)
Outflows from the settlement of derivative instruments, net	(11)	(14)
Proceeds from insurance claims	145	25
Other	18	12
Net cash used in investing activities	$(2,164)	$(1,690)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$1,779	$2,268
Principal payments of long-term and short-term borrowings	(836)	(1,401)
Revolving credit facilities and other, net	737	(361)
Debt issuance costs	(29)	(34)
Proceeds from equity contribution from our common shareholder	950	—
Return of capital to our common shareholder	(35)	—
Net cash provided by financing activities	$2,566	$472
Net increase (decrease) in cash, cash equivalents and restricted cash	209	(267)
Effect of exchange rate changes on cash	11	(14)
Cash, cash equivalents and restricted cash — beginning of period	1,041	1,322
Cash, cash equivalents and restricted cash — end of period	$1,261	$1,041

Cash and cash equivalents	$1,254	$1,036
Restricted cash (included in other long-term assets)	7	5
Cash, cash equivalents and restricted cash — end of period	$1,261	$1,041

Reconciliation of Adjusted EBITDA to Net Income Attributable to our Common Shareholder (unaudited)
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2026	2025	2026	2025
Net (loss) income attributable to our common shareholder	$(84)	$294	$15	$683
Net loss attributable to noncontrolling interests	(1)	—	—	—
Income tax (benefit) provision	(114)	9	1	159
Interest, net	58	60	245	252
Depreciation and amortization	161	152	616	575
EBITDA	$20	$515	$877	$1,669

Adjustment to reconcile proportional consolidation	$16	$13	$55	$47
Unrealized losses (gains) on change in fair value of derivative instruments, net	7	(23)	77	(57)
Realized (gains) losses on derivative instruments not included in Adjusted EBITDA	(1)	(1)	(8)	5
Gain on sale of business	(7)	—	(7)	—
Loss on extinguishment of debt, net	—	7	3	7
Restructuring and impairment expenses, net(1)	59	7	195	53
(Gain) loss on sale or disposal of assets, net	(8)	2	(5)	4
Metal price lag	(191)	(55)	(515)	(69)
Sierre flood losses, net of recoveries(2)	(37)	(1)	(27)	105
September and November Oswego fires losses, net of recoveries(3)	577	—	925	—
Start-up costs(4)	13	—	38	—
Other, net	11	9	37	38
Adjusted EBITDA	$459	$473	$1,645	$1,802
____________________
(1)Restructuring and impairment expenses, net for the three and twelve months ended March 31, 2026 include $34 million and $163 million, respectively, related to the 2025 Efficiency Plan.
(2)Sierre flood losses, net of recoveries relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland, plant in June 2024, caused by unprecedented heavy rainfall, net of the related property insurance recoveries.
(3)September and November Oswego fires losses, net of recoveries relate to non-recurring non-operating charges from two significant fires at our Oswego, New York, plant.
(4)Start-up costs are related to the construction of a rolling and recycling plant in Bay Minette, Alabama. All of these costs are included in Selling, general and administrative expenses.
The following table presents the calculation of Adjusted EBITDA per tonne.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2026	2025	2026	2025
Adjusted EBITDA (in millions) (numerator)	$459	$473	$1,645	$1,802
Rolled product shipments (in kt) (denominator)	844	957	3,557	3,757
Adjusted EBITDA per tonne	$544	$494	$462	$480

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow, a non-GAAP financial measure, to net cash provided by operating activities - continuing operations.

	Fiscal Year Ended March 31,
(in millions)	2026	2025
Net cash (used in) provided by operating activities(1)	$(193)	$951
Net cash used in investing activities(1)	(2,164)	(1,690)
Plus: Cash used in the acquisition of business and other investments, net of cash acquired	—	2
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(20)	—
Adjusted Free Cash Flow	$(2,377)	$(737)
_________________________
(1)For the twelve months ended March 31, 2026 and 2025, the Company did not have any cash flows from discontinued operations in operating activities or investing activities.
Net Leverage Ratio (unaudited)
The following table reconciles long-term debt, net of current portion to Adjusted Net Debt.

(in millions)	March 31, 2026	March 31, 2025
Long–term debt, net of current portion	$6,551	$5,773
Current portion of long-term debt	54	32
Short-term borrowings	1,305	348
Unamortized carrying value adjustments	68	59
Cash and cash equivalents	(1,254)	(1,036)
Adjusted Net Debt	$6,724	$5,176

The following table shows the calculation of the Net Leverage Ratio (in millions, except for the Net Leverage Ratio).

	March 31, 2026	March 31, 2025
Adjusted Net Debt (numerator)	$6,724	$5,176
TTM Adjusted EBITDA (denominator)	$1,645	$1,802
Net Leverage Ratio	4.1	2.9

Reconciliation of Net Income Attributable to our Common Shareholder, Excluding Special Items to Net Income Attributable to our Common Shareholder (unaudited)
The following table presents net income attributable to our common shareholder excluding special items, a non-GAAP financial measure. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2026	2025	2026	2025
Net (loss) income attributable to our common shareholder	$(84)	$294	$15	$683
Special Items:
Gain on sale of a business	(7)	—	(7)	—
Loss on extinguishment of debt, net	—	7	3	7
Metal price lag	(191)	(55)	(515)	(69)
Restructuring and impairment expenses, net	59	7	195	53
Sierre flood losses, net of recoveries(1)	(37)	(1)	(27)	105
September and November Oswego fires losses, net of recoveries(2)	577	—	925	—
Start-up costs(3)	13	—	38	—
Tax effect on special items	(103)	10	(151)	(15)
Net income attributable to our common shareholder, excluding special items	$227	$262	$476	$764
_________________________
(1)Sierre flood losses, net of recoveries relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland plant in June 2024 caused by unprecedented heavy rainfall, net of the related property insurance recoveries.
(2)September and November Oswego fires losses, net of recoveries relate to non-recurring non-operating charges from two significant fires at our Oswego, New York plant.
(3)Start-up costs are related to the construction of a rolling and recycling plant in Bay Minette, Alabama. All of these costs are included in Selling, general and administrative expenses.

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended March 31, 2026	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$74	$150	$71	$164	$—	$459

Shipments (in kt)
Rolled products – third party	302	246	145	151	—	844
Rolled products – intersegment	—	38	85	26	(149)	—
Total rolled products	302	284	230	177	(149)	844

Selected Operating Results Three Months Ended March 31, 2025	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$150	$104	$89	$129	$1	$473

Shipments (in kt)
Rolled products – third party	375	266	154	162	—	957
Rolled products – intersegment	—	(1)	47	2	(48)	—
Total rolled products	375	265	201	164	(48)	957

Selected Operating Results Fiscal Year Ended March 31, 2026	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$435	$379	$311	$521	$(1)	$1,645

Shipments (in kt)
Rolled products – third party	1,343	1,003	616	595	—	3,557
Rolled products – intersegment	—	66	240	67	(373)	—
Total rolled products	1,343	1,069	856	662	(373)	3,557

Selected Operating Results Fiscal Year Ended March 31, 2025	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$640	$306	$347	$504	$5	$1,802

Shipments (in kt)
Rolled products – third party	1,518	985	626	628	—	3,757
Rolled products – intersegment	1	2	153	18	(174)	—
Total rolled products	1,519	987	779	646	(174)	3,757